SEITEL NEWS

CONTACT:	Russell J. Hoffman, Vice President Corporate Communications (203) 629-0633 Debra D. Valice, Chief Financial Officer (713) 881-8900

FOR IMMEDIATE RELEASE

SEITEL COMPLETES PRIVATE PLACEMENT OF
UNSECURED SENIOR NOTES
BASED ON STRONG REVENUE AND CASH FLOW

Highlights
o	Based on continued strong increases in revenue and cash flow, Seitel has completed the first of two fundings of a $107 million private placement of unsecured senior notes with institutional investors.
o	The senior notes are unsecured, with an average interest rate of 7.21%.
o

The majority of the new unsecured senior notes will convert short-term obligations into long-term debt, at attractive rates, thus making all short-term bank lines of credit available for acquisition of existing seismic data bases and building business alliances in the international markets.

HOUSTON, TX, October 16, 2001 - Seitel, Inc. (NYSE: SEI; TSE:OSL), a leading seismic-technology company, announced today that it has completed the first funding, totaling $82 million, of a $107 million private placement of three series of unsecured senior notes with institutional investors. The second take-down, for an additional $25 million of these three series of senior notes, is scheduled to fund at year-end. The majority of the net proceeds of approximately $106.4 million will be used to convert short-term obligations into long term debt, at attractive rates, thus making all short-term bank lines of credit available for acquisition of existing seismic data bases in North America, expanding and building lines of business in the international markets, repurchases of corporate stock, and general corporate purposes.

"Seitel continues to attract new lenders because of its strong earnings and cash flow, and the growth in net worth it has demonstrated over the past 19 years," said Paul Frame, President and Chief Executive Officer. "We are pleased that our lenders judge our company and its cash flow to be strong enough to extend $107 million in senior notes without requiring any security. This is a great vote of confidence in the strength of our company."

Frame continued: "While our stock price has fallen in sympathy with the rest of the oil field service sector, our seismic business continues to experience revenue and earnings growth. Market conditions have presented several acquisition candidates in North America, many of which we are currently pursuing, that would be additive to current earnings for fiscal 2002."

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Seitel, Inc. - Page 2

The first series of notes, which will total $20 million, will bear interest at 7.04% and mature on October 15, 2006. The second series, which will total $50 million, will bear interest at 7.19% and mature on October 15, 2008. The third series, which will total $37 million, will bear interest at 7.34% and mature on October 15, 2011. Payments of interest only will be due twice annually on these notes prior to their maturity.

The senior notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

Seitel markets its proprietary seismic information/technology to more than 400 petroleum companies, selling data from its library and creating new seismic surveys under multi-client ("group shoot") projects. It also selectively participates in oil and natural gas exploration and development programs with over 100 petroleum-industry partners.

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Statements contained in this release about Seitel's future outlook, prospects and plans, including those that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward looking. These statements represent Seitel's reasonable belief and are based on Seitel's current expectations and assumptions with respect to future events. While Seitel believes its expectations and assumptions are reasonable, they involve risks and uncertainties beyond Seitel's control that could cause the actual results or outcome to differ materially from the expected results or outcome. Such factors include any significant change in the oil and gas business or the economy generally, as well as the risk factors discussed in Seitel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. The forward-looking statements contained in this release speak only as of the date hereof, and Seitel disclaims any duty to update these statements.

50 Briar Hollow Lane West, 7th Floor	NYSE: SEI: TSE: OSL	(713) 881-8900
Houston, Texas 77027		(713) 881-8901 (Fax)